Exhibit 99.1

Behringer Harvard Venture Acquires The Eclipse,
a Luxury Multifamily Community in Houston

DALLAS, December 3, 2009 — Behringer Harvard announced today that it has acquired the developer’s ownership interest in The Eclipse, a high-quality multifamily community providing 330 apartment homes at 1725 Crescent Plaza in Houston, Texas. This investment was made through a joint venture of Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for large Dutch pension funds. These co-investment partners paid off the loan used to construct the asset and the community is now wholly owned by the partnership.

“This desirable community is located in the heart of the Energy Corridor, home of many of Houston’s largest oil- and gas-related employers,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Since construction was completed this year, the property has leased up at an impressive pace. We expect further office and retail construction to increase demand for luxury apartment homes in the area over the next few years.”

The Eclipse features a clubroom, swimming pool, business center, fitness area, theater, and game room. The community is near George Bush Park, a 7,800-acre park with facilities for baseball and soccer, an equestrian area, shooting center, pavilions, model airplane field and trails for hiking and biking.

Houston’s population growth continues to outpace the national average. By 2011 to 2013, Houston is expected to enjoy an economic recovery that will be one of the strongest among the 54 metropolitan areas tracked by Property and Portfolio Research.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 17 multifamily communities in 10 states providing a total of 4,937 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets, including recent acquisitions as of September 30, 2009. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer

Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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